  Exhibit 99.1

PEDEVCO Announces Year-End Results
and New Cost-Reduction Initiatives

HOUSTON, TX March 31, 2020 – On March 30, 2020, PEDEVCO Corp. (NYSE American: PED) (“PEDEVCO” or the “Company”) reported its year-end results for 2019, and today announced new efforts initiated to reduce operating and corporate costs.

Over the year-ended December 31, 2019, the Company generated nearly $13 million in gross oil and gas revenue from the production and sale of 266,070 barrels of oil equivalent (“BOE”) from its Permian Basin and D-J Basin assets, representing a 186% increase in both year-over-year production and revenues, with a corresponding direct lease operating expense (“LOE”) increase of only 122%, demonstrating efficiencies of cost and scale as the Company significantly increased its production. These production increases were largely attributable to new wells completed and brought on-line in the Company’s Permian Basin asset in late spring 2019, with the Company anticipating LOE to drop significantly in 2020 through operational efficiencies. In addition, the Company reported $0.644 million in net cash flow provided by operating activities before changes in working capital, which is the first time the Company has had positive cash flow in over 10 years. In addition, the Company’s total estimated proved reserves as estimated by the independent petroleum engineering firm of Cawley, Gillespie & Associates grew from 12.4 million BOE at the year-ended December 31, 2018, to over 14.0 million BOE at the year-ended December 31, 2019, of which 12.4 million barrels are crude oil.

The Company also has initiated significant G&A cost-reduction measures, including a reduction to all employee salaries by 20% until market conditions significantly improve, cutting all discretionary spending, and undertaking additional actions resulting in a nearly 30% aggregate G&A reduction in 2020. Additionally, the Company is taking cost-reduction measures anticipated to reduce LOE by over 30% in 2020. Unless market conditions significantly improve through the year, the Company plans to pause its planned 2020 development plan, with the only anticipated significant capital expenditures in 2020 being those related to 2019 carryover capital commitments.

Dr. Simon Kukes, the Chief Executive Officer of the Company, commented, "We believe our year-end results demonstrate the strength of our assets and their growth potential as we continue to unlock the value of our Permian Basin and D-J Basin asset positions through further development. We are uniquely positioned with zero debt, nearly $10 million of free cash on hand, and the ability to slow or halt most of our current development projects to weather the current down market. We believe our strong asset base and balance sheet, together with the cost-cutting measures being implemented now, will put us in an excellent position when the market recovers to resume our full development plan and potentially acquire additional assets from companies which are under extremely heavy distress in the current environment.”

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company’s principal assets are its San Andres Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado. PEDEVCO is headquartered in Houston, Texas.

Cautionary Statement Regarding Forward Looking Statements

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Acts"). In particular, when used in the preceding discussion, the words "estimates," "believes," "hopes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and subsequently filed Quarterly Reports on Form 10-Q under the heading "Risk Factors". The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements, except as otherwise required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company. Readers are also urged to carefully review and consider the other various disclosures in the Company's public filings with the Securities Exchange Commission (SEC).

Contacts

PEDEVCO Corp.
1-855-733-3826
PR@pedevco.com